Exhibit 99.1
For more information, please contact:
Guy A. Gibson
Chairman of the Board
(720) 932-4284
ggibson@uwbank.com

FOR IMMEDIATE RELEASE
UNITED WESTERN BANCORP, INC. REPORTS 2010 FIRST QUARTER RESULTS
•
Company incurs net loss of $25.0 million or $0.86 per share. Due to loss, United Western Bank remains well capitalized for core capital at 6.62%, but is adequately capitalized for risk based capital at 9.18%.

•	Liquidity position remains strong with $665.7 million in cash on March 31, 2010, but creates short-term pressure on net interest margin.
•	Total deposits increased $116 million to $2.14 billion at March 31, 2010; however, Company reduced brokered deposits by $302 million.
•	Construction and development loan concentration reduced to 28.6% of total community bank portfolio, down from 39.9% a year ago.
•	Continued difficult local real estate markets results in $14.2 million provision for credit losses.
•	Ratio of allowance for credit losses to total loans increased to 3.65% compared with 2.93% in fourth quarter of 2009 and 1.64% in the comparable prior period.
•	Additional deterioration in credit metrics of certain non-agency RMBS portfolio resulted in $5.3 million other-than-temporary impairment charge.
•	Company executed $180 million FHLBank debt exchange which reduced interest expense by $781,000 in first quarter of 2010 compared to fourth quarter of 2009.
•
Company elected to defer regularly scheduled interest payments on all of the Company’s trust preferred junior subordinated debt for a period of 20 consecutive quarters, which will allow the Company to preserve liquidity in this challenging environment.

Denver — May 4, 2010. United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), a Denver-based holding company whose principal subsidiary, United Western Bank® (the “Bank”), is a community bank focused on expansion across Colorado’s Front Range market and selected mountain communities, announced its 2010 first quarter results.
For the first quarter of 2010, the Company incurred a loss from continuing operations of $(25.0) million or $(.86) per share. The loss was attributable to four principal factors: (i) $14.2 million provision for credit losses; (ii) a net other-than-temporary impairment (“OTTI”) charge on non-agency mortgage backed securities of $5.3 million; (iii) a $9.3 million addition to the deferred tax valuation allowance against the Company’s gross deferred tax assets of $51.3 million; and (iv) during the first quarter, the Company held on average approximately $877 million of excess short term liquidity on its balance sheet, which resulted in an approximate 108 basis point reduction in net interest margin for the period. These results compare with a loss from continuing operations for the fourth quarter of 2009 of $(40.6) million, or $(1.40) per share, and income from continuing operations for the first quarter of 2009 of $3.5 million, or $.48 per diluted share.

Guy A. Gibson, Chairman of the Board, said: “The first quarter 2010 was difficult as we continued to work through credit issues impacting the real estate loan portfolio and our non-agency residential mortgage-backed securities (“RMBS”) portfolio. We continued to maintain excess liquidity on our balance sheet while at the same time we reduced our reliance on brokered deposits. We also reduced our exposure to construction and land loans by $61.8 million in the first quarter. At March 31, 2010, the Bank was well capitalized for core capital with a ratio of 6.62% and was adequately capitalized for risk based capital with a ratio of 9.18%. We have engaged a prominent investment banking firm to assist us in evaluating a variety of strategic alternatives, the goal of which is the strengthening of our capital position. In addition, we are in the process of implementing focused expense reductions.”
Mr. Gibson continued, “On May 3, 2010, we assisted Equity Trust Company, our largest depositor, in establishing a new deposit relationship for $350 million of its custodial deposits with a third party bank. Contemporaneously with this transfer of Equity Trust custodial deposits, we entered into an amendment to the Equity Trust subaccounting agreement that reduced the maximum amount of Equity Trust custodial deposits at the Bank from $1 billion to $700 million. The amendment further eliminated the Bank’s obligation to assure minimum subaccounting fees to Equity Trust as a result of this transfer to the third party bank. This will result in a material reduction in aggregate subaccounting fees and interest expense in 2010 and beyond. As consideration for Equity Trust entering into this modification to the subaccounting agreement by and between Equity Trust and the Bank, the Bank paid a fee of $1.2 million to Equity Trust. This fee and related expenses will be recovered within 2010 from reduced subaccounting fees and lower interest expense paid with respect to the Equity Trust custodial deposits.”
James R. Peoples, Interim Chief Executive Officer, United Western Bank, said: “Our priorities are to strengthen asset quality, capital and maintain appropriate liquidity. We are continuing to optimize our balance sheet for the future by reducing construction and development loans, emphasizing the origination of SBA loans, acquiring low risk GNMA securities, and transforming our deposit base to conform to regulatory requirements and our business plan. We expect further community bank loan migration and potential for further securities impairment expense to impact the results of operations for the near term.”
Net Interest Income, Yield on Assets, Cost of Liabilities

	Quarter Ended
	March 31, 2010	December 31, 2009	March 31, 2009
	(Dollars in thousands)
Interest and dividend income	$22,461	$24,172	$26,124
Interest expense	6,657	7,947	7,449

Net interest income before provision for credit losses	$15,804	$16,225	$18,675

Yield on assets	3.34%	3.66%	4.86%
Cost of liabilities	1.10%	1.31%	1.56%

Net interest spread	2.24%	2.35%	3.30%

Net interest margin	2.35%	2.47%	3.48%

•
Community bank loan average balances decreased $29.9 million in the first quarter of 2010 to $1.095 billion compared to $1.125 billion for the fourth quarter of 2009. The community bank loan yield decreased slightly to 5.23% during the first quarter, compared to 5.34% for the fourth quarter of 2009. The decline in yield on community bank loans was principally the result of an increase in average nonaccrual loans which were $45.1 million for the first quarter of 2010 compared to $32.6 million for the fourth quarter of 2009.

•
The average balances of residential mortgage loans, mortgage backed securities, and purchased SBA loans and securities declined $59.2 million in the first quarter of 2010 to $734.4 million compared to $793.6 million in the fourth quarter of 2009. The yield on those assets declined 9 basis points to 4.21% in the first quarter of 2010 compared to 4.30% in the fourth quarter of 2009. In the year ago period, average residential mortgage loans, mortgage backed securities and purchased SBA loans assets were $996.7 million and they yielded 4.68%.

•
Other interest earning assets average balances, which consist principally of Fed funds sold and balances due from the Federal Reserve Bank, increased $176.7 million from the fourth quarter of 2009. The additional liquidity was held to provide flexibility to transition the deposit base away from brokered deposits and maintain additional liquidity given current conditions. The average balance of other interest earning assets was $886.6 million for the first quarter of 2010, compared to $709.9 million for the fourth quarter of 2009. The yield of 28 basis points for the first quarter of 2010 was unchanged from the fourth quarter 2009.

•
The Company’s cost of interest-bearing liabilities declined 21 basis points to 1.10% for the first quarter of 2010, compared with 1.31% for the fourth quarter of 2009. This decrease can be primarily attributed to the FHLBank debt exchange the Company executed on January 15, 2010 and corresponding $781,000 reduction on FHLBank borrowings interest expense. In the year ago period, the cost of interest-bearing liabilities was 1.56%.

•
The Company expects net interest margin to improve prospectively based upon the following actions: (i) future reductions in our processing and trust deposit base in order to reduce excess liquidity; (ii) continued disciplined loan pricing; and (iii) the continuing impact of the reduction in the rates paid on $180 million of borrowings from FHLBank of Topeka.

Provision for Credit Losses

	Quarter Ended
	March 31, 2010	December 31, 2009	March 31, 2009
	(Dollars in thousands)
Net interest income before provision for credit losses	$15,804	$16,225	$18,675
Provision for credit losses	14,223	14,467	4,181

Net interest income after provision for credit losses	$1,581	$1,758	$14,494

•
In the first quarter of 2010, provision for credit losses was $14.2 million, compared with $14.5 million for the fourth quarter of 2009 and $4.2 million for the first quarter of 2009. The first quarter of 2010 provision was a function of an increase in nonperforming loans and increases in the levels of reserves for certain loan types based on changes in the historical loss experience.

•
Net charge-offs of community bank loans held for investment for the quarter ended March 31, 2010 were $6.8 million, compared to $6.9 million for the fourth quarter of 2009, and $280,000 for the first quarter of 2009. During the first quarter of 2010, there was one relationship in our construction and development (“C&D”) portfolio and one relationship in our SBA commercial real estate portfolio that combined to account for $4.5 million of the net charge-offs.

•	Overall at March 31, 2010, our allowance for credit losses as a percent of loans held for investment increased to 3.65%, compared to 2.93% at December 31, 2009 and 1.64% at March 31, 2009.
•	The allowance for loan losses attributed to community bank loans as a percent of community bank loans for the periods shown above was 4.12%, 3.29%, and 1.86%, respectively.
Noninterest Income

	Quarter Ended
	March 31, 2010	December 31, 2009	March 31, 2009
	(Dollars in thousands)
Custodial, administrative and escrow services	$85	$103	$116
Loan administration	1,010	1,025	1,157
Gain on sale of loans held for sale	596	626	48
Total other-than-temporary impairment losses	(5,780)	(38,654)	—
Portion of loss recognized in other comprehensive income (before taxes)	477	5,465	—

Net impairment losses recognized in earnings	(5,303)	(33,189)	—

Gain on sale of investment in Matrix Financial Solutions, Inc.	—	—	3,567
Other	495	570	810

Total noninterest (loss) income	$(3,117)	$(30,865)	$5,698

•
Gain on sale of SBA originated loans held for sale decreased $30,000 to $596,000 in the first quarter of 2010 compared with $626,000 in the fourth quarter of 2009. The slight decrease in the first quarter of 2010 was the result of the Bank selling $7.1 million of SBA originated loans in the first quarter, compared to $8.3 million in the prior quarter. In addition, the new accounting guidance adopted in the first quarter of 2010 resulted in approximately $548,000 of unrecognized gains on the sale of $6.6 million of SBA originated loans. The Company expects these gains to be recognized in the second quarter of 2010. Gains on sale of loans may fluctuate significantly from quarter to quarter based on a variety of factors, such as the current interest rate environment, the supply and mix of loans available in the market, the particular loan portfolios the Company elects to sell, and market conditions.

•
The Company incurred $5.3 million of OTTI charges on eight of its non-agency RMBS in the first quarter of 2010 due to continued deterioration in the underlying performance of the mortgage collateral of these securities. The non-agency RMBS continue to be substantially illiquid, and their evaluation for impairment and the determination of fair value remains highly complex and is dependent upon the assumptions applied. As part of the evaluation, the Company completes an analysis of estimated cash flows for these securities, which incorporates, but is not limited to, an estimate of the level of voluntary repayments, both known and projected defaults on the underlying mortgage collateral, and an estimate of loss severity. In addition, the OTTI for the first quarter was solely in securities that are support securities, or securities that are not the most senior securities in a structure. In the event securities demonstrate additional deterioration through an increase in defaults or loss severity that indicate the Company will not recover its anticipated cash flows or if the duration of relatively significant impairments in these securities does not reverse, the Company will incur additional other-than-temporary impairments, which may result in material charges to earnings in future periods.

Noninterest Expense

	Quarter Ended
	March 31, 2010	December 31, 2009	March 31, 2009
	(Dollars in thousands)
Compensation and employee benefits	$6,001	$5,613	$6,255
Subaccounting fees	6,935	6,642	3,440
Lower of cost or fair value adjustment on loans held for sale	562	611	(577)
Occupancy and equipment	859	858	792
Other	9,135	7,192	5,241

Total noninterest expense	$23,492	$20,916	$15,151

•
Compensation and employee benefits increased $388,000 to $6.0 million in the first quarter of 2010 compared with $5.6 million in the fourth quarter of 2009. The increase in the first quarter of 2010 compared to the fourth quarter of 2009 was primarily due to an increase in salaries and wages as we transitioned certain senior management positions during the quarter and added four personnel to our SBA division, an increase in payroll taxes, and in medical insurance costs. In comparison to the year ago period, compensation declined $254,000 due to lower costs associated with stock based compensation and lower employee benefits expense.

•
Subsequent to the sale of certain assets of UW Trust Company at the end of June 2009, the Company has incurred subaccounting fees on the custodial deposits transferred to the buyer. The amount of the subaccounting fees increased $293,000 between the fourth quarter of 2009 and first quarter of 2010 principally as result of the $58.7 million increase in the average balance of these custodial deposits. Between the first quarter of 2010 and the first quarter of 2009, subaccounting fees increased principally as a result of the sale of certain assets of UW Trust.

•
The fair value adjustment on loans held for sale decreased $49,000 between the fourth quarter of 2010 and the first quarter of 2009. During the first quarter of 2010, the charge of $562,000 reflected the additional discount on the pricing of certain interest only residential whole loans and a reduction in the pricing of the fair value of two multifamily loans.

•
Other expense increased $1.9 million between the fourth quarter of 2009 and the first quarter of 2010. This increase was principally caused by the following: a $428,000 increase in FDIC deposit insurance premiums and $1.6 million in asset quality costs for loan collection and real estate owned. Other expense for the first quarter of 2010 increased $3.9 million compared to the first quarter of 2009 as a result of increases in deposit insurance expense, asset quality costs for loan collection and real estate owned, and other tax expense associated with sale of the UW Trust assets.

Income Taxes. For the quarter ended March 31, 2010, the Company’s effective tax rate was (0.1%). The Company’s tax rate was (18.8%) for the fourth quarter of 2009 and 30.6% for the first quarter of 2009. The effective income tax rate for the first quarter of 2010 was impacted by the current period loss from operations offset by an additional $9.3 million deferred tax valuation allowance recorded in the first quarter of 2010. Due to the losses incurred in the fourth quarter of 2009 and for the year then ended and in the first quarter of 2010, the Company was unable to conclude that it is more likely than not that it will generate sufficient taxable income in the foreseeable future to realize all of its deferred tax assets. At March 31, 2010 and December 31, 2009, gross deferred tax assets were $51.3 million and $45.9 million, respectively. At March 31, 2010 and December 31, 2009, the net deferred tax assets were $10.5 million and $14.2 million, respectively. The Company considered scheduled reversals of deferred tax liabilities, and various tax planning strategies in making this assessment. Tax planning strategies considered, which the Company believes would not substantially impact its business, included sale leaseback of facilities and the sale of certain lines of business or assets.

Balance Sheet. The Company’s assets were $2.61 billion at March 31, 2010, compared with $2.53 billion at December 31, 2009 and $2.28 billion at March 31, 2009, an increase of $83.6 million in the first quarter of 2010. Loan and security repayments together with deposit growth were principally invested in cash and due from banks.
Loan Portfolio
The table below shows loans held for investment:

	March 31, 2010	December 31, 2009	September 30, 2009	March 31, 2009
	(Dollars in thousands)
Community bank loans:
Commercial real estate	$489,243	$466,784	$476,319	$411,296
Construction	191,136	250,975	277,143	298,689
Land	90,250	92,248	98,527	111,826
Commercial	147,733	151,928	155,787	118,377
Multifamily	21,538	19,283	18,663	19,431
Consumer and mortgage	49,704	46,568	44,140	73,396
Premium, net	173	180	186	200
Unearned fees	(4,314)	(4,580)	(4,896)	(3,491)

Total community bank loans	985,463	1,023,386	1,065,869	1,029,724

Other loans:
Residential	86,617	90,405	94,400	117,809
SBA purchased loans — guaranteed	62,497	64,820	68,193	73,112
Premium on SBA purchased, guaranteed portions	5,659	5,864	6,162	6,542
Premium, net	316	299	154	331

Total other loans	155,089	161,388	168,909	197,794

Total loans	$1,140,552	$1,184,774	$1,234,778	$1,227,518

•
At March 31, 2010, community bank loans held for investment decreased $37.9 million compared to December 31, 2009. This consisted of a $59.8 million decline in construction loans as well as $2.0 million decline in land loans as the Bank has been focusing on reducing its C&D concentration. During the first quarter of 2010, construction was completed on approximately $47.8 million of the December 2009 balance of construction loans and transferred to other loan types primarily commercial real estate and residential. In addition, there were two C&D properties transferred to real estate owned for $2.1 million and charge-offs of $4.0 million on five C&D loans. Commercial real estate loans increased as a result of the transfer of completed construction projects and declined by payoffs and repayments. Community bank loans held for investment at March 31, 2010 decreased $44.3 million compared to the first quarter of 2009. Absent the $39.9 million note received in connection with the UW Trust asset sale, community bank loans decreased $84.1 million between March 31, 2010 and March 31, 2009, which is consistent with our balance sheet management plan implemented in 2008.

•
The Bank reduced its exposure to construction loans by $115.6 million since their peak at June 30, 2009. As a percentage of the total held for investment loan portfolio, C&D loans decreased to 24.7% at March 31, 2010 compared to 29.0% at December 31, 2009 and 30.4% at September 30, 2009. Commitments to fund C&D loans declined to $13.2 million at March 31, 2010; such commitments were $23.6 million at December 31, 2009, $42.8 million at September 30, 2009 and $130.2 million at March 31, 2009.

•	In the first quarter of 2010, residential and purchased SBA loans declined $6.3 million principally as a result of repayments.
Asset Quality
The following table sets forth the Company’s nonperforming assets from the held for investment portfolio as of the dates indicated:

	March 31, 2010	December 31, 2009	September 30, 2009	March 31, 2009
	(Dollars in thousands)
Commercial real estate	$15,022	$15,411	$7,583	$5,547
Construction and development	37,126	21,778	16,239	12,207
Commercial and industrial	4,215	3,329	756	1,151
SBA originated, guaranteed portions	46	49	50	299

Total community bank	56,409	40,567	24,628	19,204

Residential	3,375	3,916	3,729	3,804
SBA purchased, guaranteed portions	—	—	—	791

Total other	3,375	3,916	3,729	4,595

Total nonperforming loans held for investment	59,784	44,483	28,357	23,799
REO	18,658	13,038	11,602	2,634

Total nonperforming assets	$78,442	$57,521	$39,959	$26,433

Total nonperforming assets to total assets	3.01%	2.28%	1.52%	1.16%
Nonperforming residential to residential loans	3.90%	4.33%	3.95%	3.23%
Nonperforming community bank to community bank loans	5.72%	3.96%	2.31%	1.86%
Total nonperforming HFI loans to total HFI loans	5.24%	3.75%	2.30%	1.94%
•
Total nonperforming assets were $78.4 million at March 31, 2010, representing a $20.9 million increase from the previous quarter. In the first quarter of 2010, there were three community bank relationships in the C&D portfolio that caused substantially all the increase in nonperforming loans; two of the loans were construction and one was a land loan. Each of these loans had a balance of approximately $5.5 million at March 31, 2010.

•
Real estate owned shown in the table above represents real estate acquired from the held for investment portfolio. Such real estate is available for sale. Real estate owned increased $5.6 million during the first quarter of 2010, as the Bank foreclosed upon seven nonperforming loans.

•
The Bank continues to manage these problem loans with actions that are appropriate for the overall credit relationship including conducting regular reviews of loans, obtaining current independent appraisals, and taking other actions to work with its customers to a satisfactory resolution.

The following table sets forth the Bank’s held for investment loans 30 days or more past due but not on nonaccrual for the periods shown:

	March 31, 2010	December 31, 2009	September 30, 2009	March 31, 2009
	(Dollars in thousands)
30 – 59 days	$24,345	$12,404	$13,871	$19,723
60 – 89 days	22,328	10,876	31,871	8,585
Over 90 days	5,208	600	318	329

Total	$51,881	$23,880	$46,060	$28,637

•
Loans past due one payment or more increased $28.0 million between March 31, 2010 and December 31, 2009 after declining $22.2 million between December 31, 2009 and September 30, 2009. The increase at March 31, 2010 relative to December 31, 2009 was due to difficulties encountered by certain borrowers. At March 31, 2010, there were seven loans over $1 million included in the 30 — 59 day past due category compared to two loans over $1 million at December 31, 2009. At March 31, 2010, there were six loans over $1 million included in the 60 — 89 day past due category compared to three loans at December 31, 2009. Of the two loans 30-59 days past due at December 31, 2009, one was moved to nonaccrual and one is now current. Of the three loans 60-89 days past due at December 31, 2009, one loan was sold with a partial charge off, one loan moved to nonaccrual and one loan is now 30-59 days past due.

•
Loans over 90 days past due at March 31, 2010 include one loan for $4.6 million that is current with respect to payments; however, the loan is listed as past due as the note is matured and the primary guarantor filed bankruptcy. The Bank receives payments from the receiver.

•	We anticipate that approximately 25% of the balance of loans 30 days past due or more may become nonaccrual in the future.
The table below shows the nonperforming loans that are held for sale which are subject to the fair value adjustment for loans held for sale:

	March 31, 2010	December 31, 2009	September 30, 2009	March 31, 2009
	(Dollars in thousands)
Residential	$9,125	$9,807	$9,663	$7,870

Total other	9,125	9,807	9,663	7,870

Multifamily	—	—	1,511	6,759

Total community bank	—	—	1,511	6,759

Total nonperforming loans held for sale	9,125	9,807	11,174	14,629
REO	3,099	3,312	1,723	1,118

Total nonperforming assets	$12,224	$13,119	$12,897	$15,747

•	Nonperforming residential loans decreased $682,000 in the first quarter of 2010 as a result of $513,000 of residential charge-offs from the held for sale portfolio during the first quarter of 2010.

Investment Securities
The tables below show the change in the book value of RMBS between December 31, 2009 and March 31, 2010 by their place in the credit support structure and the amount of risk based capital required to hold these securities at those periods:

				Change in Book Value
				Excluding Purchases and	Net OTTI Between
				OTTI Between December	December 31, 2009
	Simple Credit		Book Value at	31, 2009 and March 31,	and March 31,		Book Value at
Holding Entity	Structure	Credit Structure	December 31, 2009	2010	2010	Purchases	March 31, 2010
			(Dollars in thousands)
Bank	Non-agency	Support	$101,049	$(4,493)	$(4,277)	$—	$92,279
Bank	Non-agency	Subordinate	15,712	(90)	—	—	15,622
Bank	Non-agency	Super-senior	90,009	(6,562)	—	—	83,447
Bank	Non-agency	Senior	81,561	(8,965)	—	—	72,596
Bank	Agency	Agency	34,729	(2,302)	—	64,749	97,176
Company	Non-agency	Support	21,872	(29)	(1,026)	—	20,817
Company	Non-agency	Subordinate	1,798	(156)	—	—	1,642
Total			$346,730	$(22,597)	$(5,303)	$64,749	$383,579

			Change in Capital		Capital as a
	Simple Credit	Capital Required	Required Between	Capital Required at	Percent of Book
Holding Entity	Structure	December 31, 2009	Periods	March 31, 2010	March 31, 2010
		(Dollars in thousands)
Bank	Non-agency	$54,564	$(3,211)	$51,353	56%
Bank	Non-agency	14,387	(31)	14,356	92%
Bank	Non-agency	5,123	(306)	4,817	6%
Bank	Non-agency	3,670	(255)	3,415	5%
Bank	Agency	682	(47)	635	1%
Company	Non-agency	NA	NA	NA	NA
Company	Non-agency	NA	NA	NA	NA
Total		$78,426	$(3,850)	$74,576	19%
•	Of the $22.6 million change in book value excluding purchases and OTTI, $20.3 million was from cash repayments.
•
As shown above the Company incurred $5.3 million net OTTI on eight private label mortgage-backed securities during the first quarter of 2010. At March 31, 2010, these securities have been written down to 29.2% of the remaining unpaid principal balance, which represents the Company’s best estimate of anticipated recovery. Of these eight securities with a book value of $27.2 million at March 31, 2010, each security supports a higher security in the structure (e.g., either support or subordinate). The credit fundamentals of these securities, including the low current credit coverage ratios, the collateral performance, and the default trends that continued to weaken in the first quarter of 2010 collectively, resulted in an OTTI conclusion for these securities as of March 31, 2010.

•
During the first quarter of 2010, the Company purchased $64.7 million of Ginnie Mae securities. These securities will increase the Company’s yield as compared with balances left on deposit at the Federal Reserve Bank, yet also carry a zero percent risk weight for regulatory capital purposes.

•
At March 31, 2010, risk based capital regulations required the Bank to allocate $74.6 million of capital to support the $264.1 million book value of its non-agency RMBS portfolio, of which $65.7 million of capital was allocated to $108.1 million of non-agency residential mortgage-backed securities subject to the direct credit substitute methodology, which are support and subordinate tranches in the structures.

•
At March 31, 2010, the Company’s held to maturity residential mortgage-backed investment security portfolio had an amortized cost of $289.6 million and a fair value of $227.4 million. At March 31, 2010, the Company’s available for sale residential mortgage-backed investment security portfolio had a fair value of $90.6 million, or approximately $3.4 million below cost.

•
A continued increase in the levels of delinquencies, foreclosures and incurred losses by the underlying collateral of the mortgage-backed securities owned by the Company may result in additional OTTI charges prospectively.

Deposits. Community bank deposits decreased $50.6 million, or 10.9%, to $414 million at March 31, 2010, versus $465 million at December 31, 2009. During the first quarter of 2010, community bank deposits decreased as a result of CDARS® deposits that matured, which were not renewed or rolled-over as a result of such deposits being deemed brokered and the Bank’s brokered deposit restriction, which is discussed below. In total, at March 31, 2010, deposits, including custodial escrow balances, increased $116 million to $2.14 billion, as compared with $2.025 billion at December 31, 2009. This increase was principally related to two new deposit relationships, a regional trust company with deposits of $147.2 million and an internet based certificate of deposit provider, with deposits of $92.4 million.
Capital. At March 31, 2010, the Company’s equity leverage ratio was 5.16% compared with 4.69% at March 31, 2009. At March 31, 2010, the Bank’s Tier-1 core capital, total risk-based and Tier-1 risk-based capital ratios were 6.62%, 9.18% and 7.91%, respectively.
The Company and the Bank each entered into separate informal Memorandums of Understanding (“Informal Agreements”) with the OTS in December 2009. The Informal Agreements are not “written agreements” for purposes of Section 8 of the Federal Deposit Insurance Act, as amended.
The Informal Agreement between the Bank and the OTS provides, among other things, that the Bank’s Board of Directors will (i) adopt a written Capital Plan for the Bank for the OTS Regional Director’s review and comment, and such plan shall address how the Bank will achieve and maintain by June 30, 2010 a Tier 1 core capital ratio of 8% and a total risk-based capital ratio of 12% (as of March 31, 2010, the Bank’s Tier 1 core capital and total risk-based capital ratios were 6.6% and 9.2% respectively); and (ii) approve a written Liquidity Contingency Plan to ensure the Bank maintains adequate short-term and long-term liquidity, with such plan to specifically address deposit concentrations and plans to reduce or manage such concentrations. The Company has received feedback on its Liquidity Contingency Plan from the OTS and is revising the Liquidity Contingency Plan to incorporate additional monitoring activities, modify reliance on certain contingent sources of funds and identify actions to be taken if certain custodial or trust deposit relationships were withdrawn. The Company is in the process of revising the Liquidity Contingency Plan and believes that it has and will have adequate liquidity to fund its operations both currently and prospectively.
The Informal Agreements remain effective until modified, suspended or terminated by the OTS Regional Director.
On March 4, 2010, the OTS provided additional supervisory limitations on the Bank, including the following: (i) the Bank may not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities without prior written notice of non-objection from the OTS; and (ii) the OTS has directed the Bank not to rollover or renew existing brokered deposits, or accept new brokered deposits without the prior written non-objection from the OTS. The Bank reduced total assets from March 4, 2010, the date of notification, to March 31, 2010 by approximately $405 million. The Bank has not rolled over or renewed any brokered deposits since March 4, 2010.

As a result of the Informal Agreements and the additional supervisory limitations, the Company is looking to further increase its capital position by focusing on expense reductions, optimizing the balance sheet for both loans and deposits and risk weighting of assets, as well as evaluating opportunities for margin improvement and improving the overall earnings power of the Company. This may not be sufficient to meet the requirements of the Informal Agreements, so the Company has engaged an investment banker to evaluate various strategic alternatives for the Company to accelerate its compliance with terms of the Informal Agreement.
While management believes that they are instituting the appropriate plans to meet the requirements of the Informal Agreements, as well as the additional supervisory limitations, there is no certainty that the Company can successfully execute on all of the above and meet the capital requirements of the OTS by June 30, 2010. If the Company is unable to comply with the Informal Agreements or additional supervisory limitations the OTS could take additional actions, including issuing an enforcement action.
Subsequent Events. On April 5, 2010, the Company elected to defer regularly scheduled interest payments on all of the Company’s outstanding junior subordinated debentures, totaling approximately $30 million, relating to its trust preferred securities under Matrix Bancorp Capital Trust II, VI and VIII (the “Securities”) for a period of 20 consecutive quarters on each Security (the “Deferral Period”). The terms of the Securities and the indenture documents allow the Company to defer payments of interest for the Deferral Period without default or penalty. During the Deferral Period, the Company will continue to recognize interest expense associated with the Securities. Upon the expiration of the Deferral Period, all accrued and unpaid interest will be due and payable. During the Deferral Period, the Company is prevented from paying cash dividends to shareholders or repurchasing stock.
On April 21, 2010, the Company entered into a Forbearance Agreement with JPMorgan Chase Bank N.A. (“JPMorgan”) effective April 1, 2010. The Company defaulted under the credit agreement with JPMorgan with respect to the entering into the Informal Agreements by the Company and the Bank, by the level of the Bank’s capital ratios, the ratio of non-performing assets, the non-payment of $1.25 million that was due on March 31, 2010, and the non-payment of $109,000 of accrued interest due at March 31, 2010. On April 19, 2010, the Company paid the $109,000 of accrued interest due at March 31, 2010. JPMorgan has agreed to forbear from exercising its rights and remedies under the credit agreements related to the defaults noted above until May 15, 2010 or the occurrence of a default other than as discussed above. The Company is negotiating with JPMorgan to extend the Forbearance Agreement beyond May 15, 2010 and seek a long-term solution to the repayment of this debt.
On May 3, 2010, we assisted Equity Trust Company, our largest depositor, in establishing a new deposit relationship for $350 million of its custodial deposits with a third party bank. Contemporaneously with this transfer of Equity Trust custodial deposits, we entered into an amendment to the Equity Trust subaccounting agreement that reduced the maximum amount of Equity Trust custodial deposits at the Bank from $1 billion to $700 million. The amendment further eliminated the Bank’s obligation to assure minimum subaccounting fees to Equity Trust as a result of this transfer to the third party bank. This will result in a material reduction in aggregate subaccounting fees and interest expense in 2010 and beyond. As consideration for Equity Trust entering into this modification to the subaccounting agreement by and between Equity Trust and the Bank, the Bank paid a fee of $1.2 million to Equity Trust. This fee and related expenses will be recovered within 2010 from reduced subaccounting fees and lower interest expense paid with respect to the Equity Trust custodial deposits.

Conference Call
Any investor or interested individual can listen to the teleconference, which is scheduled to begin at 9:00 AM MDT (11:00 AM EDT) on Wednesday, May 5, 2010. To participate in the teleconference, please call toll-free 1-877-941-8609 (or 1-480-629-9786 for international callers) approximately 10 minutes prior to the start time. You may also listen to the teleconference live on the Company’s website, www.uwbancorp.com, and accessing the Investor Relations tab, or by accessing http://www.talkpoint.com/viewer/starthere.asp?Pres=130816. The teleconference may include forward-looking statements.
For those unable to attend, an archive of the conference call will be hosted on our website.
About United Western Bancorp, Inc.
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market and certain mountain communities. In addition to community-based banking, United Western Bancorp, Inc. and its subsidiaries offer deposit services to processing and trust customers and custodial, administrative, and escrow services through its wholly owned subsidiary, UW Trust Company. For more information, please visit our web site at www.uwbancorp.com.
Forward-Looking Statements
This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include information concerning our liquidity, exposure to C&D loans, management of nonperforming loans, additional capital raising efforts, and community bank implementation and business strategy. These statements often include terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate,” “continue,” “could,” “should,” “would,” “intend,” “projects,” or the negative thereof or other variations thereon or comparable terminology and similar expressions. As you consider forward-looking statements, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to: the successful implementation of our community banking strategies; the ability to secure, timing of, and any conditions imposed thereon of any, regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, increased competitive challenges, and expanding product and pricing pressures among financial institutions; changes in financial market conditions, either internationally, nationally or locally in areas in which we conduct our operations, including without limitation, reduced rates of business formation and growth, commercial and residential real estate development, real estate prices and other recent problems in the commercial and residential real estate markets; demand for loan products and financial services; unprecedented fluctuations in markets for equity, fixed-income, commercial paper and other securities, including availability, market liquidity levels, and pricing; increases in the levels of losses, customer bankruptcies, claims and assessments; the extreme levels of volatility and limited credit currently being experienced in the financial markets; changes in political and economic conditions, including the economic effects of terrorist attacks against the United States and related events; legal and regulatory developments, such as changes in fiscal, monetary, regulatory, trade and tax policies and laws, including policies of the U.S. Department of Treasury and the Federal Reserve Board; our participation, or lack thereof, in governmental programs implemented under the Emergency Economic Stabilization Act (the “EESA”), including without limitation the Troubled Asset Relief Program (“TARP”), and the Capital Purchase Program (the “CPP”), and the impact of such programs and related regulations on our business and on international, national, and local economic and financial markets and conditions.

Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in forward-looking statements is contained in the “Risk Factors” section included the Annual Report on Form 10-K filed on March 15, 2010, and in the Company’s other periodic reports and filings with the Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.
Any forward-looking statements made by the Company speak only as of the date on which the statements are made and are based on information known to us at that time. The Company does not intend to update or revise the forward-looking statements made in this press release after the date on which they are made to reflect subsequent events or circumstances, except as required by law.
FINANCIAL TABLES FOLLOW

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	March 31,	December 31,
	2010	2009
Cash and due from banks	$40,203	$61,424
Interest-earning deposits	625,518	524,956

Total cash and cash equivalents	665,721	586,380
Investment securities — available for sale, at fair value	90,629	33,131
Investment securities — held to maturity	333,518	357,068
Loans held for sale — at lower of cost or fair value	279,946	260,757
Loans held for investment	1,140,552	1,184,774
Allowance for credit losses	(41,614)	(34,669)

Loans held for investment, net	1,098,938	1,150,105
FHLBank stock, at cost	9,450	9,388
Mortgage servicing rights, net	6,770	7,344
Accrued interest receivable	7,293	7,023
Other receivables	12,793	14,940
Premises and equipment, net	23,702	24,061
Bank owned life insurance	26,415	26,182
Other assets, net	7,179	7,291
Income tax receivable	15,143	11,965
Deferred income taxes	10,536	14,187
Foreclosed real estate, net	21,757	16,350

Total assets	$2,609,790	$2,526,172

Liabilities and shareholders’ equity
Liabilities:
Deposits	$2,100,951	$1,993,513
Custodial escrow balances	40,558	31,905
FHLBank borrowings, net	168,623	180,607
Borrowed money	114,031	108,635
Junior subordinated debentures owed to unconsolidated subsidiary trusts	30,442	30,442
Other liabilities	20,488	21,419

Total liabilities	2,475,093	2,366,521

Shareholders’ equity:
Common stock	3	3
Additional paid-in capital	107,545	107,161
Retained earnings	32,700	57,747
Accumulated other comprehensive loss	(5,551)	(5,260)

Total shareholders’ equity	134,697	159,651

Total liabilities and shareholders’ equity	$2,609,790	$2,526,172

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Interest and dividend income:
Community bank loans	$14,125	$15,133	$14,341
Residential loans	2,854	2,982	4,699
Other loans	283	226	70
Investment securities	4,589	5,332	6,901
Deposits and dividends	610	499	113

Total interest and dividend income	22,461	24,172	26,124

Interest expense:
Deposits	3,804	3,895	3,282
FHLBank borrowing	1,053	2,201	2,381
Other borrowed money	1,800	1,851	1,786

Total interest expense	6,657	7,947	7,449

Net interest income before provision for credit losses	15,804	16,225	18,675
Provision for credit losses	14,223	14,467	4,181

Net interest income after provision for credit losses	1,581	1,758	14,494

Noninterest income:
Custodial, administrative and escrow services	85	103	116
Loan administration	1,010	1,025	1,157
Gain on sale of loans held for sale	596	626	48
Total other-than-temporary impairment losses	(5,780)	(38,654)	—
Portion of loss recognized in other comprehensive income (before taxes)	477	5,465	—

Net impairment losses recognized in earnings	(5,303)	(33,189)	—

Gain on sale of investment in Matrix Financial Solutions, Inc.	—	—	3,567
Other	495	570	810

Total noninterest (loss) income	(3,117)	(30,865)	5,698

Noninterest expense:
Compensation and employee benefits	6,001	5,613	6,255
Subaccounting fees	6,935	6,642	3,440
Amortization of mortgage servicing rights	574	556	795
Lower of cost or fair value adjustment on loans held for sale	562	611	(577)
Occupancy and equipment	859	858	792
Postage and communication	251	245	223
Professional fees	780	987	1,096
Mortgage servicing rights subservicing fees	317	327	368
Other general and administrative	7,213	5,077	2,759

Total noninterest expense	23,492	20,916	15,151

(Loss) income from continuing operations before income taxes	(25,028)	(50,023)	5,041
Income tax provision (benefit)	19	(9,398)	1,554

(Loss) income from continuing operations	(25,047)	(40,625)	3,487

Discontinued operations:
Loss from operations, net of income tax benefit of $0, $0, and $107, respectively	—	—	(211)

Net (Loss) Income	$(25,047)	$(40,625)	$3,276

(Loss) Income from continuing operations per share — basic and diluted	$(0.86)	$(1.40)	$0.48
Loss from discontinued operations per share — basic and diluted	—	—	(0.03)

Net (Loss) Income per share — basic and diluted	$(0.86)	$(1.40)	$0.45

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(Unaudited)

	Quarter Ended March 31,
	2010			2009
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Assets
Interest-earning assets

Commercial real estate	$416,296	$5,898	5.75%	$389,495	$5,613	5.85%
Construction and development	297,675	3,109	4.24	385,996	4,631	4.87
Originated SBA loans	164,821	2,220	5.46	137,979	1,890	5.56
Multifamily	38,779	524	5.40	49,628	631	5.09
Commercial	131,064	1,812	5.61	113,517	1,546	5.52
Consumer and other loans	46,653	562	4.89	22,399	30	0.54

Total community bank loans	1,095,288	14,125	5.23	1,099,014	14,341	5.29

Other loans and securities:
Residential mortgage loans	274,268	2,854	4.16	362,265	4,699	5.19
Purchased SBA loans and securities	114,200	526	1.87	136,348	336	1.00
Mortgage-backed securities	345,914	4,346	5.03	498,120	6,635	5.33

Total other loans and securities	734,382	7,726	4.21%	996,733	11,670	4.68%

Interest-earning deposits	877,234	547	0.25	41,477	20	0.18
FHLBank stock	9,388	63	2.72	29,047	93	1.30

Total interest-earning assets	2,716,292	22,461	3.34%	2,166,271	26,124	4.86%

Non-interest earning assets
Cash	65,337			24,890
Allowance for credit losses	(38,524)			(20,109)
Premises and equipment	23,955			26,473
Other assets	105,461			95,828

Total non-interest bearing assets	156,229			127,082

Total assets	$2,872,521			$2,293,353

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Passbook accounts	$394	$—	0.24%	$327	$—	0.25%
Community Bank MMDA and NOW	57,927	141	0.99	53,644	178	1.35
Processing and Trust MMDA and NOW	1,599,061	1,500	0.38	1,345,630	1,787	0.54
Certificates of deposit	480,978	2,163	1.82	150,809	1,317	3.54
FHLBank borrowings	170,219	1,053	2.47	224,392	2,381	4.24
Repurchase agreements	78,290	902	4.61	80,201	905	4.51
Borrowed money and junior subordinated debentures	60,554	898	5.93	68,442	881	5.15

Total interest-bearing liabilities	2,447,423	6,657	1.10%	1,923,445	7,449	1.56%

Noninterest-bearing liabilities:
Demand deposits (including custodial escrow balances)	251,075			243,815
Other liabilities	13,865			22,015

Total non-interest bearing liabilities	264,940			265,830
Shareholders’ equity	160,158			104,078

Total liabilities and shareholders’ equity	$2,872,521			$2,293,353

Net interest income before provision for credit losses		$15,804			$18,675

Interest rate spread			2.24%			3.30%

Net interest margin			2.35%			3.48%

Ratio of average interest-earning assets to average interest-bearing liabilities			110.99%			112.62%

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
(Loss) Income from continuing operations per share — basic	$(0.86)	$(1.40)	$0.48

(Loss) Income from continuing operations per share — assuming dilution	$(0.86)	$(1.40)	$0.48

Loss from discontinued operations per share — basic	$—	$—	$(0.03)

	$—	$—	$(0.03)

Net (Loss) Income per share — basic	$(0.86)	$(1.40)	$0.45

Net (Loss) Income per share — assuming dilution	$(0.86)	$(1.40)	$0.45

Weighted average shares — basic	29,201,352	28,916,930	7,156,234
Weighted average shares — assuming dilution	29,201,352	28,916,930	7,156,234
Number of shares outstanding at end of period	29,358,580	29,345,522	7,253,113

Operating Ratios & Other Selected Data (1)
Return on average equity	NM	NM	13.40%
Operating efficiency ratios (3)	NM	NM	58.90%
Book value per share (end of period)	$4.59	$5.44	$14.76
Yield on assets	3.34%	3.66%	4.86%
Cost of liabilities	1.10%	1.31%	1.56%
Net interest margin (2)	2.35%	2.47%	3.48%

Asset Quality Information (1)
Community bank allowance for credit losses	$40,596	$33,642	$19,152
Allowance to community bank loans(4)	4.12%	3.29%	1.86%
Residential allowance for credit losses	$984	$992	$893
Allowance to residential loans(4)	1.14%	1.10%	0.76%
Allowance for credit losses	$41,614	$34,669	$20,084
Allowance for credit losses to total loans(4)	3.65%	2.93%	1.64%
Community bank net charge offs (4)	$6,765	$6,891	$280
Residential net charge offs (4)	513	161	—
Commercial nonperforming loans (4)	56,409	40,567	19,204
Residential nonperforming loans (4)	3,375	3,916	3,804
Commercial guaranteed nonperforming loans (4)	46	49	299
Nonperforming loans held for investment	59,784	44,483	23,799
Nonperforming loans held for sale	9,125	9,807	14,629
Real estate owned	21,757	16,350	3,752
Total nonperforming assets and REO	90,666	70,640	42,180
Total residential loans allowance to nonperforming residential loans (4)	29.16%	25.33%	23.48%
Ratio of allowance for credit losses to total nonperforming loans	69.61%	77.94%	84.39%
Total nonperforming residential loans to total residential loans (4)	3.90%	4.33%	3.23%
Total nonperforming community bank loans to total community bank loans (4)	5.72%	3.96%	1.86%
Total nonperforming assets and REO to total assets (5)	3.01%	2.28%	1.16%

NM -	Not Meaningful

(1)	Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.

(2)	Net interest margin has been calculated by dividing net interest income before credit losses by average interest earning assets.

(3)
The operating efficiency ratios have been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income. Operating income is equal to net interest income before provision for credit losses plus noninterest income. Such ratios are not meaningful for the quarters ended March 31, 2010 due to the provision for credit losses, other-than-temporary impairment losses, and deferred tax asset valuation allowance and December 31, 2009 due to the loss on sale of available for sale investment securities, the provision for credit losses, other-than-temporary impairment losses, and deferred tax asset valuation allowance.

(4)	Excludes loans held for sale.

(5)	Excludes nonperforming loans held for sale.